FLIPPIN, BRUCE & PORTER

A BUSINESS OF CANTOR FITZGERALD INVESTMENT ADVISORS

AMENDED AND RESTATED

CODE OF ETHICS

AS OF June 8, 2021

I.       Introduction

A.       General Principles

This Code of Ethics (“`Code”) establishes rules of conduct for Covered Persons (as defined herein) of the Adviser, which emphasize the Adviser’s fiduciary duty. Furthermore, this Code is designed to govern the personal securities activities of Covered Persons based on this duty. In general, Covered Persons should always:

•	Place the interests of their Clients first;
•	Ensure that all personal securities transactions are conducted consistent with this Code and applicable securities laws and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person’s position of trust and responsibility;
•	Respect and honor their position of trust and responsibility, and not take inappropriate advantage of their position.

Covered Persons are prohibited from trading either personally or on behalf of others, while in possession of material, nonpublic information as specified in the Adviser’s Insider Trading Policy. Covered Persons are prohibited from disclosing material, nonpublic information concerning securities recommendations and client data.

B.       Legal Requirement

The Adviser has adopted the CFA INSTITUTE Code (in its entirety, as may be subsequently amended and as reflected in Schedule II attached hereto) and incorporates the same by reference. All references to the terms “CFA Members and Candidates”, “employer” and “client” as contained in the CFA INSTITUTE Code shall carry the respective meaning of Covered Person, Adviser and Client respectively, as defined in Schedule I hereto which is incorporated herein by reference.

While the Standards of the CFA INSTITUTE Code provide guidance with respect to the personal investing activities of Covered Persons, the Adviser has adopted the following specific standards relating to Rule 17j-1(a) of the

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Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940.

Rule 17j-1(a) of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940 make it unlawful for any Covered Person, in connection with the purchase or sale by such person of a Security Held or To Be Acquired by the Funds, to:

1.	employ any device, scheme or artifice to defraud the Clients of the Adviser,
2.	make any untrue statement of a material fact or omit to state to any Client of the Adviser a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Client of the Adviser; or
4.	engage in any manipulative practice with respect to any Client of the Adviser.

Further, Rule 204A requires all Covered Persons to comply with all government regulations.

II.       Restrictions on Activities

A.       Blackout Periods

No Covered Person shall undertake a Security Transaction in any security in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership within seven (7) calendar days after FBP trades in that security unless all of the transactions contemplated by FBP in that security have been completed prior to such transaction. If a Securities Transaction is executed by FBP within seven (7) calendar days after a Covered Person executed a transaction in the same security, the Designated Supervisory Person will review the Covered Person’s and the firm’s transactions to determine whether the Covered Person did not meet his or her fiduciary duties to the firm in violation of this Code.

B.       Interested Transactions

No Covered Person shall recommend any securities transactions by the firm without having disclosed to the Portfolio Manager his or her interest, if any, in such securities or the issuer thereof, including without limitation:

a.	any Beneficial Ownership of any securities of such issuer;
b.	any contemplated transaction by such person in such securities;
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c.	any position with such issuer or its affiliates; and
d.	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

C.       Discussion of Trading

No Covered Person shall discuss with or otherwise inform others of any contemplated security transactions by the firm except in the performance of his or her duties of employment or in an official capacity and then only for the benefit of the firm or a Client of the firm and in no event for personal gain or for the benefit of others. No such person shall release information as to any investment portfolio changes on behalf of the firm, proposed or in process, except (1) upon the completion of such changes, (2) when the disclosure results from the publication of a prospectus, (3) in conjunction with a regular report to Clients or to any governmental authority resulting in such information becoming public knowledge, or (4) in conjunction with any report to which Clients are entitled by reason of provisions of documents governing the operations of the firm.

D.       Initial Public Offerings

No Covered Person shall acquire any Beneficial Ownership in any securities in an initial public offering for his or her personal account without the prior written approval of the Designated Supervisory Person (documented in accordance with Schedule IV attached hereto) who has been provided by such Covered Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Covered Person's activities on behalf of the firm) and has concluded after consultation with other investment advisory personnel of the Adviser that the firm has no foreseeable interest in purchasing such securities.

E.       Private Placements

No Covered Person shall acquire Beneficial Ownership of any securities in a private placement without the prior written approval of the Designated Supervisory Person (documented in accordance with Schedule IV attached hereto) who has been provided by such Covered Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Covered Person's activities on behalf of the firm) and has concluded after consultation with other investment advisory personnel of the Adviser that the firm has no foreseeable interest in purchasing such securities.

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F.       Short-Term Trading Profits

Without the prior written approval of the Designated Supervisory Person (documented in accordance with Schedule IV attached hereto), no Covered Person shall undertake a Security Transaction which yields a profit from the purchase and sale, or sale and purchase, within 60 calendar days, of the same (or equivalent) securities, including shares of the Mutual Funds or any other series of Williamsburg Investment Trust, of which such Covered Person has Beneficial Ownership. Any profit so realized shall, unless the Adviser's Executive Committee approves otherwise, be paid over to the Funds or to a charitable organization of the Designated Supervisory Person's choosing.

G.       Gifts

No Covered Person shall receive any gift of more than $100 in value, from any person or entity that does business with or on behalf of the firm per year.

A gift would require approval of Compliance. A Covered Person would need to complete the Gift & Gratuities Disclosure form via the Compliance Portal.

H.       Service as a Director

No Covered Person shall serve on the board of directors of any publicly traded company without the prior written authorization of the Designated Supervisory Person based upon a determination that such board service would be consistent with the interests of the firm’s Clients.

In cases where the Designated Supervisory Person is the Covered Person contemplating serving on such board of directors, prior written authorization of Adviser’s Executive Committee is required.

III.       Compliance Procedures

A.       Employee Pre-Trade Authorization

The Covered Person has the ultimate responsibility to ensure that applicable blackout periods have been observed. Subject to compliance with all applicable blackout periods mentioned herein, pre-trade authorization is required whenever a Covered Person undertakes a Security Transaction that is not an Exempt Transaction. Such transaction may be undertaken only if it has been approved by the Designated Supervisory Person. A Covered Person would be required to enter in the trade details via the Employee Trade Preclearance System via the Compliance Portal.

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The above pre-trade authorization must be performed by the Senior Compliance Officer in cases where trades are being contemplated by the Designated Supervisory Person.

B.       Reporting Transactions

All Covered Persons are required to submit a pre-trade request prior to entering in the trade. Pre-Trade authorization is valid for that business day only.

FBP/CFIA works with Cantor Fitzgerald Central Compliance in regard to Pre-Trade approval. CF Central Compliance will assist in ensuring pre-trade requests are approved. In addition, CF Central Compliance will assist in the review of transactions.

C.       Brokerage Account Reporting

Upon commencement of employment, each Covered Person must disclose to Compliance the brokerage accounts that person has a Beneficial Ownership in.

D.       Certification of Compliance

Each Covered Person is required to certify annually, via the Compliance Portal that he or she has read and understood this Code, recognizes that he or she is subject to such Code, that he or she has complied with all of the requirements of the Code and that he or she has made all the appropriate disclosures pursuant to the requirements of the Code and Rule 204-2(a)(12) of the Investment Advisers Act of 1940.

E.       Notification of Subject Persons

The Designated Supervisory Person shall notify each Covered Person who may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a copy of this Code to each such person.

F.       Review

1.	The Designated Supervisory Person shall review Covered Persons’ securities transactions and shall report all Code violations promptly to the
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Senior Compliance Officer and the Adviser’s Executive Committee. At least quarterly, the Senior Compliance Officer shall report to the Board of Trustees of the Williamsburg Investment Trust any violations requiring significant remedial action during the past quarter.

2.	At least annually, the Designated Supervisory Person shall report to the Senior Compliance Officer of the Adviser who in turn will report to the Board of Trustees of the Williamsburg Investment Trust:

a.	all existing procedures concerning Covered Persons' personal trading activities and any procedural changes made during the past year; and

b.	any recommended changes to this Code or related procedures.

IV.       Sanctions

Upon discovering that a Covered Person has not complied with the requirements of this Code, all Covered Persons shall have the responsibility to report the violation to the Adviser’s Senior Compliance Officer for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Covered Person, a monetary fine, or suspension or termination of the Covered Person's relationship with the Adviser.

V.       Confidentiality

All information obtained from any Covered Person hereunder shall be kept in strict confidence, except those reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

VI.       Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Adviser.

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VII.       Further Information

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Designated Supervisory Person.

VIII.       Records

This Code, a copy of each report by a Covered Person, any written report hereunder by the Adviser, and lists of all persons required to make reports shall be preserved with the Adviser’s records for the period required by Rule 17j-1(a) of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940.

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Schedule I

DEFINITIONS

Adviser shall mean Flippin, Bruce & Porter (a business of Cantor Fitzgerald Investment Advisors) in its capacity as investment Adviser to the FBP Appreciation & Income Opportunities Fund and the FBP Equity & Dividend Plus Fund, both series of the Williamsburg Investment Trust, and the separate, managed accounts of Flippin, Bruce & Porter (a business of Cantor Fitzgerald Investment Advisors).

Beneficial Ownership is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Rule"), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that a Covered Person has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

The term "pecuniary interest" in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an "indirect pecuniary interest" within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term "immediate family" including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person, or entity performing a similar function; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in securities held by certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security" being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not

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a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity portfolio.

CFA INSTITUTE Code shall mean the Code of Ethics and Standards of Professional Conduct (as amended) of the CFA Institute.

Client(s) shall mean the separate, managed account clients of Flippin, Bruce & Porter (a business of Cantor Fitzgerald Investment Advisors) and the shareholders of the FBP Appreciation & Income Opportunities Fund and the FBP Equity & Dividend Plus Fund.

Code shall mean the Amended and Restated Code of Ethics of Flippin, Bruce & Porter (a business of Cantor Fitzgerald Investment Advisors).

Covered Person shall mean any director, officer, or employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties:

a.	makes or participates in decisions regarding the purchase or sale of securities by the firm;
b.	has direct responsibility and authority to make investment decisions affecting the Funds or
c.	obtains or has ready access to information concerning recommendations made regarding the purchase or sale of securities by the firm.

Designated Supervisory Person and Alternate Designated Supervisory Person shall mean Michael E. Watson or Teresa L. Sanderson, respectively.

Excluded Securities shall mean:

a.	direct obligations of the Government of the United States
b.	money market instruments – bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments
c.	shares of money market funds
d.	holdings in shares of other types of mutual funds, excluding exchange-traded funds and excluding the Mutual Funds and any other series of Williamsburg Investment Trust
e.	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds
f.	securities held pursuant to an automatic investment plan including a dividend reinvestment plan
g.	securities held in accounts over which the Covered Person had no direct or indirect influence or control.

Exempt Transaction shall mean any transaction involving:

a.	the purchase or sale of an Excluded Security;
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b.	Transactions in an equity security for which the purchase or sale price, when aggregated with purchases or sales of the same security within fifteen (15) days before or after such transaction, is less than $5,000, except that such amount shall be $100,000 in the case of issuers with total market capitalizations in excess of $4 billion;

c.	Purchases or sales of an equity security traded on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Quotation System if the number of shares purchased or sold, when aggregated with purchases or sales of the same security within fifteen (15) days before or after such transaction, is 1,000 shares or less;

d.	Transactions in exchange-traded index funds (ETF’s) containing a portfolio of 25 or more issuers (e.g. SPDRs, WEBs, QQQQs, and iShares), and any option on a broad-based market index or an exchange-traded futures contract or option thereon;

e.	Transactions in fixed-income securities of investment grade, when aggregated with the purchases and sales of the same security within fifteen (15) days before or after such transaction, is less than $500,000;

f.	Purchases or sales of securities which are not eligible for purchase or sale by the Funds;

g.	Purchases or sales of fixed-income securities of investment grade with an outstanding issue size of $100,000,000 or more;

h.	Purchases or sales that are non-volitional on the part of the Covered Person;

i.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

j.	Purchases or sales of currencies, currency futures, interest rate futures, index futures and options on any of the foregoing;

k.	Purchases or sales of securities issued or guaranteed as to principal and interest by any government or its agencies or instrumentalities;

l.	Subject to the advance approval by a Designated Supervisory Person, purchases or sales, which are only remotely potentially, harmful to the Funds because such purchases or sales would be unlikely to affect a highly institutional
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market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the firm;

m.	Any transaction involving the purchase or sale of shares of a variable annuity or variable life insurance product shall be specifically excluded from this definition;

n.	Acquisitions of a covered security that is a gift or bequest.

Fund(s) shall mean, individually and collectively, the separate, managed accounts of Flippin, Bruce & Porter (a business of Cantor Fitzgerald Investment Advisors) and the Mutual Funds.

Mutual Funds shall mean the FBP Appreciation & Income Opportunities Fund and/or the FBP Equity & Dividend Plus Fund.

Portfolio Manager shall mean any Covered Person with the direct responsibility and authority to make investment decisions and initiate the purchase or sale of securities which affects the FBP Appreciation & Income Opportunities Fund or the FBP Equity & Dividend Plus Fund.

Security Transaction shall mean any transaction involving the purchase or sale of a security or an option to purchase or sell a security which is not an Excluded Security. Any transaction involving the purchase or sale of a variable annuity or variable life insurance product shall be specifically excluded from this definition.

Security Held or To Be Acquired shall mean any security or option on a security which, within the most recent 15 days, is or has been held by the Funds or is being or has been considered by the Adviser for purchase by the Funds.